Exhibit 99.1

KONTOOR BRANDS DECLARES QUARTERLY DIVIDEND OF $0.46 PER SHARE, A 15 PERCENT INCREASE

GREENSBORO, N.C. - October 21, 2021 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.46 per share of its common stock, an increase of $0.06 or 15 percent. The cash dividend will be payable on December 20, 2021, to shareholders of record at the close of business on December 10, 2021.

"Consistent with our long-term TSR targeted at our recent Investor Day, we are announcing a meaningful increase to our quarterly dividend payment, reflecting management and the Board of Directors’ confidence in our improving fundamentals, operating model and strong cash generation. This powerful cash flow optionality allows us to continue to invest in key strategic growth initiatives and enablers, while also delivering superior cash returns to our shareholders," said Scott Baxter, Board Chair, Chief Executive Officer and President, Kontoor Brands.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

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